Exhibit 10.29

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CONTRACT OF EMPLOYMENT

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Version effective June 2025 (non-sales)1

Parties

Ribbon Communications UK Limited, Bray House, 4 Maidenhead Office Park, Maidenhead, Berkshire S16 3QH, United Kingdom (the “Employer” or “Ribbon” or “Company”)

And

Stephen McCaffery, The Whitefields, Whitefield Road Stocktonheath, Cheshire, WA4 6NA (the “Employee”).

1.	Commencement Date
1.1	Your employment with the Company will commence on October 20, 2025 (“Commencement Date”) subject to your consent to and satisfactory completion of a background check conducted by the Company in accordance with applicable law.
1.2	Your period of continuous employment will likewise commence on October 20, 2025. This does not include any period of service with a previous employer and/or the Company.
2.	Job Details
2.1	Your job title is Executive Vice President, Global Sales, and you will report to Bruce McClelland, CEO & President. In addition to your normal duties, you may be required to undertake other duties from time to time as the Company may reasonably require, including requiring you to perform duties for any other company within the Ribbon group.
2.2	Your normal place of work is your home address (as set forth above). You agree to inform the Company as soon as possible if your home address changes. The Company may require you to attend at a Ribbon office or nominated address from time to time for various reasons such as, but not limited to, customer meetings, trainings, team meetings, etc. If, at any time, the Company considers the homeworking arrangement set forth herein to be unsatisfactory or the requirements of your work change such that home-based work is no longer appropriate, the Company may give you 4 weeks’ notice to change to a workplace-based arrangement at a nominated Company office. You agree to comply with the Company’s Home-Based Working Policy (HR-CP-28).
2.3	You will also be required to travel within the UK and abroad for the performance of your duties. However, you shall not be required to work outside the UK for a period of more than one month at a time.
2.4	Subject to Section 18 below, during your employment, you shall not directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking without the prior written agreement of a director of the Company.
3.	FREEDOm TO TAKE UP EMPLOYMENT
3.1	You confirm that by taking up employment with the Company or performing your duties under this Contract you will not be in breach of any contract or any other binding obligation.
4.	Remuneration
4.1	Your gross basic salary is £390,000.00 per year which shall accrue from day to day and be payable by equal monthly instalments in arrears by credit transfer to your bank or building society account on or about the last working day of each month after any necessary deductions for income tax, national insurance and any other authorised

Version effective June 2025 (non-sales)2

deductions have been made. Your annual basic salary will be prorated in 2025 based on your commencement date in 2025.
4.2	You will be paid a one-time sign-on cash bonus in the amount of £150,000 (the “Sign-on Bonus”) payable by way of a lump sum credit transfer to your bank or building society account on or about the last working day of January 2026, less any necessary deductions for income tax, national insurance and any other authorised deductions which should be made. If your employment is terminated by the Company for any reason except redundancy, or you serve notice to resign from the Company without Good Reason (“Good Reason” as defined in the Severance Agreement between you and the Company dated August 2025 (the “Severance Agreement”)) within 12 months from the Commencement Date, you will be liable to repay the Sign-on Bonus to the Company in full on demand. The Company shall be entitled to recover all or part of the Sign-On Bonus by way of deduction from any salary or any other payments payable to you during any applicable notice period, on termination of your employment or otherwise. Any such deductions shall be without prejudice to the Company’s entitlement to repayment of the balance of the Sign-On Bonus per the above. For the avoidance of doubt, the Sign-on Bonus does not guarantee you any right to continued employment with the Company.
4.3	Effective January 1, 2026, you are eligible to earn annual target variable compensation (“Bonus”) which may be assessed based on 75% of your then current basic annual salary (the “Target Amount”) with maximum potential payouts of up to 200% of the Target Amount, subject always to and in accordance with the terms and conditions of Ribbon Communications’ Short-Term Incentive Compensation Plan, as amended from time to time (the “SMCIP”). Eligibility to earn a Bonus under the SMCIP is not a contractual entitlement, and reference to it herein does not convey any contractual rights. Ribbon reserves its rights to amend, revise, and/or withdraw the SMCIP in the future at its absolute discretion.
4.4	For 2025, provided you are continuously employed by the Company between October 1, 2025 and December 31, 2025, you are eligible earn a Bonus at 100% of the Target Amount, prorated based on your days of employment in 2025, less any necessary deductions for income tax, national insurance and any other authorised deductions have been made. If payable, you will receive the 2025 Bonus in April 2026.
4.5	You will receive a monthly car allowance in the gross amount of £1,000.00 by credit transfer to your bank or building society account on or about the last working day of each month after any necessary deductions for income tax, national insurance and any other authorised deductions have been made.
4.6	The Company may at any time deduct any sums which you owe to the Company from your salary or from any other payment due to be made to you by the Company. Such deductions include, but are not limited to, any overpayments, loans or advances made to you by the Company, the cost of repairing any damage or loss to the Company's property caused by you, any losses suffered by the Company as a result of any.
4.7	Subject to your commencement of employment on the date set forth in Section 1.1 above, approval by the Compensation Committee (the “Committee”) of the Board of Directors of Ribbon Communications Inc. (the “Board”) and subject always to the terms of Ribbon Communication Inc. 2025 Incentive Award Plan (or any successor plan thereto) (the “Plan”) and any restricted share agreement and/or equity award agreement issued to you:
4.7.1	You will, on October 15, 2025 (the “Grant Date”), be granted restricted stock units (the “Sign-On RSUs”) that, upon vesting over four (4) years, will be settled in shares of common stock of Ribbon Communications Inc. (“Ribbon”) with a value (as of the Grant Date) equal to US$1.5M, calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and

Version effective June 2025 (non-sales)3

you will be required to, enter into a restricted share unit agreement in Ribbon’s applicable form in connection with the grant of the Sign-On RSUs.
4.7.2	You will, on the Grant Date, be granted restricted stock units (the “RSUs”) that, upon vesting over three (3) years, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to US$375,000, calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and you will be required to, enter into a restricted stock unit agreement in Ribbon’s applicable form in connection with the grant of the RSUs.
4.7.3	You will, on the Grant Date, be granted performance stock units (the “Financial PSUs”) that, upon vesting over three (3) years, will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to US$225,000 calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and you will be required to enter into, a performance stock unit agreement in Ribbon’s applicable form in connection with the grant of the Financial PSUs.
4.7.4	You will, on the Grant Date, be granted performance stock units (the “TSR PSUs”) that upon vesting over three (3) years will be settled in shares of common stock of Ribbon with a value (as of the Grant Date) equal to US$150,000 calculated consistent with such grants made to similarly situated employees of the Company. Notwithstanding the foregoing, your grant will be subject to, and you will be required to enter into, a performance stock unit agreement in Ribbon’s applicable form in connection with the grant of the TSR PSUs.
4.7.5	Except as set forth herein, you shall not be entitled to any other equity awards from the Company during the fiscal year ending December 31, 2025. Following the fiscal year ending December 31, 2025, subject to Board or Committee approval, you will be eligible to receive annual equity incentive awards under the Plan at such times, in such amounts and forms, and on such terms as are determined by the Board or Committee, taking into account your role and responsibilities. You will be required to enter into equity award agreement(s) in the Company’s then-applicable form in connection with the grant of any future awards.
5.	BENEFITS
5.1	You are eligible to participate in the Company paid core benefits schemes, namely, medical insurance, life insurance, long term disability insurance, core vacation, sick pay, and core pension (“Core Benefits”) subject to the terms and conditions of such Core Benefits from time to time in force. Details of the Core Benefits are set out in this Agreement (see Sections 10, 11 and 12 below) and/or on the Company's intranet.
5.2	We also operate a flexible benefits system in accordance with rules in place from time to time where you can choose a number of benefits up to a particular value. Examples of these flexible benefits are set forth in Schedule 1 (“Flexible Benefits”), subject to the terms and conditions governing such benefits that are in place from time to time. Further details regarding the Flexible Benefits can be found on the Company's intranet.
5.3	The Company reserves the right in its absolute discretion (either in respect of the Core Benefit or Flexible Benefit generally or its application to you) to terminate its participation in any of the Core Benefits and/or Flexible Benefits or substitute other benefits, or alter the Core Benefits and/or Flexible Benefits available under any benefits schemes, or to vary the value that you are awarded to purchase such Flexible Benefits. The right to amend the Core Benefits and/or Flexible Benefits includes (but is

Version effective June 2025 (non-sales)4

not limited to) the right to change the level of benefits provided, and/or the identity of the benefits provider. If a Core or Flexible Benefits provider (e.g., an insurance company) refuses for any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant Core Benefit(s) or Flexible Benefit(s) to you under the applicable scheme, the Company shall not be liable to provide, or compensate for the loss of, such Core Benefit(s) or Flexible Benefit(s). Any actual or prospective loss of entitlement to insurance benefits shall not limit or prevent the Company from exercising its right to terminate your employment in accordance with Section 13 below, or otherwise, and the Company shall not be liable to provide, or compensate for the loss of, such Core Benefits or Flexible Benefit(s).
5.4	Any actual or prospective loss of entitlement to insurance benefits shall not limit or prevent the Company from exercising its right to terminate your employment in accordance with Section 13 below, or otherwise, and the Company shall not be liable to provide, or compensate for the loss of, such benefit(s).
6.	training
6.1	You must complete the Company's global new hire training, which will be paid for by the Company and issued to you via the Company’s learning management system or provided to you by your manager. Further details of this training are set out in Schedule 2.
6.2	Unless otherwise notified to you, you will not be required to complete any further training.
6.3	You may also be entitled to take part in various training courses which the Company may provide from time to time in-house. Specific details of what courses might be available can be found in the Company’s learning management system from time to time.
7.	expenses
7.1	The Company shall reimburse you in respect of all expenses reasonably incurred by you in the proper performance of your duties, subject to you providing such receipts or other appropriate evidence as the Company may require in accordance with Ribbon’s expense reimbursement policy.
8.	Hours of Work
8.1	Your standard hours of work are normally 37.5 hours per week, 9:00 am to 5:30 pm, Monday to Friday inclusive with one hour break for lunch. From time to time you may be required to work such reasonable overtime on a normal working day or on a weekend or public holiday as may be considered necessary to fulfill your responsibilities. You will not be eligible for overtime payments for this work.
8.2	The Company reserves the right to vary your working hours in line with the demands of the business, and in circumstances set out in Section 9.
9.	LAY-OFF AND SHORT-TIME WORKING
9.1	If there is a reduced need for employees to perform work of a particular kind on a temporary or permanent basis, or any other occurrence which affects normal working, we shall be entitled to lay you off or impose short-time working for such period as we shall decide.
9.2	While you are laid off you shall not be required to work and shall have no right to remuneration subject to Section 9.5.

Version effective June 2025 (non-sales)5

9.3	While you are on short-time working your working hours may be reduced as we see fit and your remuneration shall be correspondingly reduced subject to Section 9.5.
9.4	We shall give not less than one week's notice of lay-off or short-time working. Thereafter we shall give not less than one week's notice of any further change to your hours including a return to normal working hours.
9.5	During any period of lay-off or short-time working we shall pay statutory guarantee pay in accordance with legislation in force from time to time. The Company may in its discretion may decide to top up pay during any period of lay-off or short-time working.
10.	Holidays and other paid leave
10.1	The Company's holiday year runs from January 1 to 31 December.
10.2	Your basic paid holiday entitlement will be 20 days for each complete holiday year plus public and bank holidays normally observed in England as fall on a day which you would normally be expected to work (subject to Section 10.6 below). In addition, on January 1 each year you will be eligible to receive ten (10) floating holidays for each complete holiday year. Your basic paid holiday entitlement will be pro-rated based on your commencement date in 2025.
10.3	You cannot carry forward more than five (5) days of untaken holiday from one holiday year to the following holiday year unless you have been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity leave, paternity, adoption, parental or shared parental leave. In cases of sickness absence, carry-over is limited to four weeks’ holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost. Unused floating days will not carry over from one calendar year to the next in any circumstances.
10.4	On termination of your employment you will be entitled to be paid in lieu of accrued but untaken holiday for the holiday year in which termination takes place save that, where such termination is pursuant to Section 13.3 or follows your resignation in breach of Section 13.1 such accrued but untaken holiday shall be based on your minimum holiday entitlement under the Working Time Regulations for the holiday year in which termination takes place. If you have taken more holiday than your accrued entitlement at the date of termination of your employment, the Company shall be entitled to deduct the appropriate amount from any payments due to you. The amount of any payment in lieu or deduction for the purposes of this Section shall be calculated on the basis that each day of paid holiday is equal to 1/260 of your annual basic salary.
10.5	The Company may at any time require you to take annual leave on a particular day or days, provided the Company will give at least twice as many days' notice than the number of days' leave that you are being required to take. The Company may also require you to take all or part of your holiday entitlement during your notice period.
10.6	You will normally be entitled to full payment for any bank/public holidays which fall on a day that you would normally work. However, the Company may require you to work on a bank holiday in which case you will be given time off in lieu equivalent to the hours worked.
10.7	Any terms and conditions relating to other types of paid leave can be located in the following policies, copies of which can be found on the Company's intranet: Maternity Leave Policy, Paternity Leave Policy, Parental Leave Policy and Bereavement Leave Policy.

Version effective June 2025 (non-sales)6

11.	Sickness
11.1	If you are absent from work for whatever reason you must contact your manager or HR representative as soon as possible on the first day of absence to inform them of the reason for your absence and its expected duration.
11.2	If the absence is due to sickness or injury and lasts for less than seven (7) calendar days (including Saturday and Sunday) you must complete a self-certification form which will be provided to you by the Company.
11.3	In the event of sickness absence from work continuing for more than seven (7) calendar days (including Saturday and Sunday), you are required to submit a medical certificate issued by your doctor. The certificate must be received by the Company by the eighth day of absence. Further certificates are required for each seven consecutive days of continued absence. The Company reserves the right to request medical certificates for shorter periods of absence.
11.4	The Company may, with your consent, consult your doctor. The Company may, at any stage, where it is considered to be in the Company’s or your best interests, require you to undergo a medical examination by an independent doctor, selected by the Company and at the Company’s expense. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.
11.5	Failure to comply with any or all of the requirements for notification of absence and sickness absence shall be regarded as a breach of your Contract of Employment.
11.6	Provided you comply with and satisfy the Company's sick pay requirements and conditions, you will be eligible for sick pay comprising your normal basic salary (which shall include your entitlement to SSP) for 15 days in total in any 12 month rolling period. Thereafter you will be entitled to SSP only, for which purposes your qualifying days are Monday to Friday. Please refer to the then applicable benefits booklet (available on the intranet) for details regarding medium term illness pay, long term illness pay and/or additional income protection pay that may be available to employees, if any.
12.	pensions
12.1	You are entitled to and will be automatically enrolled to become a member of the Company’s Group Personal Pension Plan, subject to the rules of such scheme as amended from time to time. Full details of the scheme will be provided to you along with the appropriate details about opting out of automatic enrolment should you wish to do so.
12.2	Provided you do not opt out the Company will be entitled to deduct contributions from your salary for payment into the scheme on your behalf in accordance with your instructions and subject to the rules of the scheme in force from time to time, and the requirements of the Pensions Act 2008.
12.3	The Company reserves the right to withdraw or amend any of the rules or benefits of the scheme and/or to terminate your participation in the scheme and/or to wind up the scheme itself subject to Government auto-enrolment requirements.
12.4	A contracting out certificate is not in force in relation to your employment.

13.	Notice of Termination
13.1	Subject to Section 13.3 below, the minimum period of notice to which you are entitled is three (3) months in writing or the amount of notice required under applicable law,

Version effective June 2025 (non-sales)7

whichever is greater. The minimum notice you are required to give the Company is three (3) months in writing.
13.2	The Company may at its discretion terminate your employment immediately by paying you in lieu of the notice period due under Section 13.1 (or any unexpired part of such notice period) a sum equal to your basic salary excluding any bonus or benefits for such period or part period. Such a payment will be subject to deductions for tax and national insurance at source as required by law and to any other authorised deductions.
13.3	Nothing in this Contract of Employment prevents the Company from terminating your employment without notice or payment in lieu of notice in the event of any serious breach by you of the terms of your employment or in the event of any act of gross misconduct by you.
13.4	During any period of notice the Company reserves the right to ask you to remain away from work on “Garden Leave” and not to attend the office or in any other respect undertake any duties on behalf of the Company. During any period of Garden Leave:
(a)	you shall remain an employee of the Company and your express and implied obligations under this Employment Contract shall remain in full force and effect including (but not limited to) your obligations of good faith, fidelity and confidentiality;
(b)	you shall continue to receive normal salary and contractual benefits (less usual deductions for tax and employees' National Insurance contributions);
(c)	you shall not contact any customers, suppliers, officers, employees, consultants, agents, distributors, shareholders, advisers or business contacts of the Company or any Associated Company, or undertake any work on behalf of the Company or any Associated Company, unless on the express instruction of, or with the prior consent of, the Company;
(d)	you will not undertake any work either on a self-employed basis or for any other company, firm, business entity or other organisation;
(e)	the Company may require you to carry out duties other than your normal duties in addition to or instead of those normal duties and the Company may, in its absolute discretion, appoint another employee of the Company to carry out some or all of your duties;
(f)	you shall remain contactable by the Company during each working day and will inform the HR department immediately of any change to his contact details; and
(g)	you will not contact the press or other media or make any statement regarding the Company or any Associated Company, the Employee's employment with the Company or any Associated Company or its prospective termination.
13.5	Unless otherwise determined by the Board, in the event that your employment is terminated for any reason, you shall be deemed, effective as of the date of such termination, to resign (a) if a director, from the Board or similar board of directors of any direct or indirect parent, subsidiary or affiliate of the Company and (b) from any position with the Company or any direct or indirect parent, subsidiary or affiliate of the Company, including as an officer of the Company or any of its direct or indirect parents, subsidiaries or affiliates. You agree to execute any documentation required to effect such resignations.

Version effective June 2025 (non-sales)8

13.6

You may also be entitled to additional payments on termination under the Severance Agreement. For the avoidance of doubt, any Non-CIC Severance Payment or CIC Severance Payment respectively (as defined in the Severance Agreement) shall be inclusive of any applicable notice under this Employment Contract, any statutory redundancy payment which may be due, or any other termination or severance benefits to which you might otherwise be entitled from any Associated Company.

14.	Disciplinary and Grievance Procedure

The Company’s disciplinary and grievance procedures comply with the ACAS Code and are available from HR and on the Ribbon intranet site. These procedures do not form part of your contract of employment. We reserve the right to suspend you with pay for no longer than is reasonably necessary to investigate any allegation of misconduct against you or so long as is otherwise reasonable while any disciplinary procedure against you is outstanding.

15.	Anti-Bribery
15.1	You understand and agree that you may not, directly or indirectly, offer, promise, grant, request, agree to receive or accept, anything of value (such as, but not limited to, money, a trip, a job with Ribbon) to or from anyone—including representatives of non-government owned commercial enterprises and government officials— in order to gain an improper, illegal or unethical advantage (such as the acquisition or retention of business or other business advantage) or to encourage a government official to perform an official function or to obtain an improper advantage.
15.2	You agree that nothing of value should ever be promised, offered or provided to a government official (either directly or indirectly) by anyone at Ribbon in an attempt to improperly, illegally or unethically influence the government official to act or refrain from acting in connection with obtaining or retaining any business advantage.
15.3	All offers and gifts of things of value to a government official or representative of a non-government owned commercial enterprise must comply with Ribbon’s policies on gifts, meals and entertainment and/or marketing.
15.4	By executing this Employment Contract in the space provided below you confirm that you have read and understood Ribbon’s Code of Conduct applicable to your employment with the Company. The Code of Conduct is available at https://ribboncommunications.com/company/company-policies/policies/code-conduct.
15.5	You understand that if you violate the Company’s anti-bribery policy set out herein and in the Code that you will be subject to disciplinary consequences, up to and including dismissal, in accordance with applicable law.
16.	Data Protection
16.1	We will collect and process information relating to you in accordance with the privacy notice provided to you under separate cover from time to time.
16.2	You shall comply with Ribbon Communications Inc.’s data privacy policies and the Data Protection Act 2018 when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. You will also comply with the Company’s acceptable use policy, desktop and mobile device policy, information security policy, Code of Conduct, social media policy, external communications policy, access control policy, network security policy, systems security policy, and any other similar policy as enacted by the Company from time to time.

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16.3	Failure to comply with Ribbon Communications Inc.’s data protection policies or any of the policies listed above may be dealt with under our disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.
17.	Confidentiality
17.1	You shall not make use of, divulge or communicate to any person (other than with the proper authority) any of the trade secrets or other confidential information of, or relating to the Company, or any of its customers or suppliers or its parents and affiliates (including but not limited to) details of customers, potential customers, consultants, suppliers, potential suppliers, product details, prices, discounts, specific product applications, voice technology processes, existing trade agreements, business processes or terms of business, which you may receive or become aware of as a result of being in the employment of the Company. The obligation of confidentiality shall continue to apply without limit in time after the termination of your employment except that it shall not apply in respect of information, which is or comes into the public domain for reasons other than your default.
17.2	You agree to abide by the Company’s Confidentiality of Proprietary Information Policy as amended from time to time.
17.3	You must not remove from the Company’s premises any documents, software or tangible items which belong to the Company, or which contain confidential information, without prior authorization.
17.4	If you leave the Company, you will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any confidential information of, or relating to the Company, or any of its customers or suppliers or its parents or affiliates.
17.5	The restriction in Section 17.1 does not apply to:
(a)	prevent you from making a protected disclosure under the Public Interest Disclosure Act 1998; or
(b)	prevent you from reporting misconduct or a serious breach of regulatory requirements to any body responsible for supervising or regulating the matters in question;
(c)	reporting in good faith an offence to a law enforcement agency;
(d)	co-operating in good faith with a criminal investigation or prosecution; or
(e)	use or disclosure that has been authorised by the Company, is required by law or by your employment.
18.	Restrictions
18.1	You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times.
18.2	The Company acknowledges and agrees that you may continue to own and/or operate your consultancy business which you have disclosed to the Company as of the date of this Contract of Employment provided that you are able to comply with your obligations under clause 18.1. Failure to do so may lead to disciplinary action, up to and including dismissal.

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18.3	If the nature of your consultancy business materially changes at any time during your employment, you agree to disclose such changes to the EVP, Chief Legal Counsel immediately in accordance with the Company’s conflict of interest policy.
18.4	You agree to comply with the post-termination obligations set out in Schedule 3.
18.5	You agree that if you receive an offer of employment from, or offer to provide services to, any person, firm, company or other entity, which might reasonably be deemed to be a Competing Business (as defined in Schedule 3) (an "Offeror"), including in your capacity as a consultant (or otherwise) for your consulting business, (whether you accept it or not) during your employment with the Company or during the twelve months following the date upon which your employment with the Company terminates (the "Termination Date"), you will:
18.5.1	provide to the Offeror details of the substance of the restrictions contained in Schedule 3; and
18.5.2	notify the Company of the offer and the identity of the Offeror, and provide such other details as the Company may reasonably request.

This obligation is without prejudice to your obligations of confidentiality and general obligation to immediately disclose any conflict of interest to the Company.

18.6	You agree that if your employment is transferred to any other person, firm, company or other entity, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 you will, if required, enter into an agreement with such other person, firm, company or other entity, that will contain provisions that provide protection to the new employer equivalent to that provided to the Company and any Associated Company in Schedule 3.

19.	Intellectual Property
19.6	Any proprietary rights whatsoever, including without limitations patents, copyright and design rights in any invention, design, discovery or improvement, secret process, computer program, documentation or confidential information which any employee conceives, discovers or creates during or in consequence of employment with the Company belongs to the Company absolutely. You must promptly communicate to the Company all information concerning such proprietary rights and if requested provide all such assistance as considered necessary by the Company to secure the vesting of such rights in the Company. The provisions of this condition are without prejudice to sections 39-44 of the Patents Act 1977 concerning the employee’s rights to inventions and to compensation for certain inventions.
19.7	Any breach of copyright or misuse of intellectual property may be treated as a breach of your Contract of Employment.

20.	COMMUNICATIONS SYSTEMS

The Company reserves the right at any time to access and monitor e-mail messages sent or received (in whatever form) by you and any messages or information accessed or downloaded by you from the Internet, as well as the contents of any computer provided to you by the Company, for the purposes of carrying out your duties.  Your privacy cannot therefore be guaranteed.  Use of your computer, the e-mail system and access to the Internet is expressly subject to your consenting to this Section 20 and to the Companies policies on acceptable use of IT and social media in force from time to time.

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21.	collective agreement

There is no collective agreement which directly affects your employment.

22.	third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Contract.  No person other than you and the Company shall have any rights under this Contract, and this Contract shall not be enforceable by any person other than you and the Company.

23.	Variation

Without prejudice to any specific powers of variation contained in this Contract, the Company reserves the general right to make reasonable changes to this Contract and any other agreed terms and conditions of employment on giving you reasonable notice in writing of any such change.

24.	miscellaneous
24.1	In this Contract, "Associated Company" means any firm, company, corporation or other organisation:-
24.1.1	which is directly or indirectly controlled by the Company; or
24.1.2	which directly or indirectly controls the Company; or
24.1.3	which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or
24.1.4	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or
24.1.5	which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.
24.2	The Company may at its sole discretion transfer this Contract to any Associated Company at any time.
24.3	This Contract shall be governed by and construed in accordance with English law and the parties hereby submit to the exclusive jurisdiction of the English courts.

SIGNED by and on behalf of the parties:

_/s/ Patrick Macken______________________________

For and on behalf of Ribbon

Communications (UK) LtdDate

I, Stephen McCaffery, hereby agree to the above terms:

Signature: /s/ Stephen McCaffery__________Date:

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Schedule 1

Flexible Benefits
Participation in a flexible benefit scheme, under which you may choose from a selection of benefits. The Company will pay the cost of these benefits, up to a total value of a percentage of your base salary. The benefits on offer currently include:
●	Additional Pension contributions;
●	Increase in Life Insurance to multiples of salary from 1x - 7x base salary;
●	Increase in Income Protection Insurance;
●	Additional Critical Illness Insurance in multiples of salary from 1x - 3x base, plus option to add spouse;
●	Private Medical Insurance for Dependants;
●	Employee and Family Dental Insurance; and
●	Bicycle to Work Program.

Schedule 2

Compulsory training entitlements paid for by the Company
Global – All new hires
Global New Hire Campaign – Learning Campaign
Introduction to ISO 27001
Ribbon Data Classification Training
Ribbon Cybersecurity Training
Ribbon Summary Data Protection Training
Introduction to Private Company Responsibilities
Ribbon (Cloud & Edge) Environmental Management System Training.
Ribbon C&E Quality Management System (QMS)
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Schedule 3
1.	The Restrictions
1.1	1.1.No working for or setting up a Competing Business
You agree that during the six months following the Termination Date you will not, directly or indirectly, for your own benefit or that of others, in competition with the Company or any Associated Company:
(a)(i) be employed by; (ii) be engaged by; or (iii) otherwise provide services to, a Competing Business which is being carried out or to be carried out in any Restricted Territory; or
(b)(i) set up; or (ii) carry on, a Competing Business which is being carried out or to be carried out in any Restricted Territory.
1.2No dealing with Customers and Prospective Customers
You agree that during the twelve months following the Termination Date you will not, in any Capacity, in competition with the Company or any Associated Company:
(a)(i) develop; or (ii) provide, products or services for any Customer or Prospective Customer; or
(b)otherwise (i) deal with; (ii) accept; or (iii) facilitate the acceptance of the custom of, any Customer or Prospective Customer.
1.3No solicitation of Customers and Prospective Customers
You agree that during the twelve months following the Termination Date you will not, in any Capacity, in competition with the Company or any Associated Company:
(a)(i) solicit; or (ii) assist in soliciting, the custom or business of any Customer or Prospective Customer (which shall include, without limitation, excluding the Company or any Associated Company from a new business opportunity); or
(b)(i) seek to reduce the amount of business which a Customer or Prospective Customer conducts or intends to conduct with the Company or any Associated Company; or (ii) adversely affect the terms on which a Customer or Prospective Customer conducts its business with the Company or any Associated Company.
1.4No solicitation of Key People
You agree that during the twelve months following the Termination Date you will not, in any Capacity:
(a)(i) solicit; (ii) attempt to solicit; (iii) assist in soliciting; (iv) entice away; or (v) try to entice away, from the Company or any Associated Company any Key Person; or
(b)be personally involved to a material extent in (i) accepting into employment; (ii) recruiting; (iii) engaging; or (iv) otherwise using the services of, any Key Person.
1.5No connection after termination

Following the Termination Date you will not:

(a)	represent yourself, or permit yourself to be represented, as being employed or engaged by the Company or any Associated Company (except where agreed by such a company);

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(b)	represent, promote, advertise or refer to your previous connection with the Company or any Associated Company in a way which seeks to utilise the goodwill of such a company;
(c)	knowingly do anything that might reasonably be expected to damage the goodwill or reputation of the Company or any Associated Company; or
(d)

carry on, or cause or permit to be carried on, any business using any name or branding which is or has been used by the Company or any Associated Company or which is in the reasonable opinion of the Company calculated or likely to cause confusion with such a name or branding in the minds of members of the public or imply a connection with the Company or any Associated Company.

1.6	General terms applicable to the restrictions
(a)

The duration of the restrictions set out in this Schedule will be reduced by any period during which you have been required by the Company (pursuant to Section 13.4 of the Contract to which this Schedule is appended) both not to attend work and not to perform any duties of employment.

(b)

You agree that the obligations contained in this Schedule are reasonable and necessary to protect the legitimate business interests of the Company and any Associated Company.  You confirm that you have had the opportunity to take independent legal advice on the terms of this Schedule.

(c)	None of the obligations contained in this Schedule prevent you from holding any shares or other securities in any company.
(d)

Each restriction in this Schedule is intended to and will apply after the Termination Date, regardless of whether your termination is lawful.  The restrictions will apply even if termination results from a breach of a provision of the Contract to which this Schedule is appended.

(e)	None of the restrictions in this Schedule shall prevent you from doing anything for which the Company has given its prior written consent, and the Company encourages you to seek such consent.
2.1	Interpreting the Restrictions

In this Schedule:

Save as defined in this Schedule, any capitalised terms have the same definition as in the Contract to which this Schedule is appended.

2.1.1

"Capacity" means whether you are acting (i) directly or indirectly (through any other person, firm or company); (ii) alone or jointly with others; (iii) as principal, agent, consultant, officer, director, shadow director, partner, LLP member, independent contractor, worker or employee; or (iv) for your own benefit or that of others.

2.1.2

"Competing Business" means any business which competes with or is preparing to compete with (i) any business carried on by the Company or any Associated Company on the Termination Date; or (ii) any business which, on the Termination Date, the Company or any Associated Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (i) and (ii) in respect of which business of the Company or Associated Company you:

(a)had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or

(b)otherwise obtained Relevant Confidential Information,

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in each case in the course of your employment at any time in the Relevant Period.

2.1.3	"Customer" means any customer or client of the Company or an Associated Company:

(a)with whom you have had material dealings; or

(b)	in respect of whom you have obtained Relevant Confidential Information,

in each case at any time during the Relevant Period.

2.1.4	"Key Person" means any employee of the Company or any Associated Company;

(a)with whom you have had material dealings; and

(b)

in respect of whom you have obtained Confidential Information about their skills, role, responsibilities, expertise, or other Confidential Information or material non public information relevant to their potential recruitment or engagement, in each case at any time during the Relevant Period.

2.1.5

"Prospective Customer" means any person, firm, company or other entity with whom the Company or any Associated Company has had any negotiations or material discussions regarding the possible supply of products or services by the Company or any Associated Company and:

(a)with whom you have had material dealings; or

(b)	in respect of whom you have obtained Relevant Confidential Information,

in each case at any time during the Relevant Period.

2.1.6

"Relevant Confidential Information" means Confidential Information which would be of value to any business which competes or is preparing to compete with the Company or an Associated Company, including, without limitation, Confidential Information that would enable it to:

(a)review, amend, change or introduce products, services, systems, processes, proposals, forecasts, terms of trade or strategies (including, but not limited to, marketing and/or sales strategies); or

(b)otherwise gain a competitive advantage.

2.1.7	"Relevant Period" means the 12 months immediately preceding the Termination Date.
2.1.8	"Restricted Territory" means:

(a)the United Kingdom; or

(b)any other country where the Company or an Associated Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the Relevant Period; or

(c)any other country where the Company or an Associated Company carries out business and in relation to which you acquired Relevant Confidential Information during the Relevant Period.

2.1.9	"Termination Date" means the date upon which your employment with the Company terminates.

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2.2.Associated Companies

2.2.1	The Company contracts as trustee and agent for the benefit of each Associated Company.
2.2.2

You acknowledge that the provisions of this Schedule constitute severable undertakings given for the benefit of the Company and all other Associated Companies and may be enforced by the Company on its own behalf or on behalf of any Associated Company.

2.2.3

The benefit of each agreement and obligation imposed upon you under this Schedule may be assigned to and enforced by all successors and assigns for the time being of the Company and its Associated Companies and such agreements and obligations will operate and remain binding notwithstanding the termination of your employment.

2.3Remedy

You acknowledge and agree that monetary damages would not be an adequate remedy for a breach of any of the obligations contained in this Schedule, and that for any breach of such obligations, the Company and its Associated Companies will, in addition to other remedies as may be available to it, be entitled to an injunction, restraining order, or other equitable relief, restraining you from committing or continuing to commit any breach of the covenants.  You agree that proof will not be required that monetary damages for breach of the provisions of this Schedule would be difficult to calculate and would be an inadequate remedy.

2.4Severability

2.4.1

The restrictions in paragraph 1 of this Schedule are considered by the parties to be fair and reasonable in all the circumstances. Each of the restrictions contained in paragraph 1, including the sub-paragraphs thereof and each of the restrictions listed by roman numeral, constitutes an entirely separate, severable and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

2.4.2

Each of the sub-paragraphs of the definitions contained in paragraph 2.1, including the matters identified by roman numeral, constitutes a separate, severable and independent part of the definition. If any such part of a definition would render a covenant invalid, this will not affect the validity or enforceability of the covenant by reference to any other part of the definition.

2.4.3

It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

Version effective June 2025 (non-sales)17